Exhibit 6

INTER-CREDITOR AGREEMENT

 THIS INTER-CREDITOR AGREEMENT is made effective this 17th day of October, 2003 by and among Mark Ravich and Richard Broms, (collectively, the “Collateral Agents”), and the lenders identified in Appendix A hereto (collectively the “Lenders” and each individually a “Lender”).

RECITALS

A.            The Lenders are loaning to Datakey, Inc., a Minnesota corporation (“Datakey”), the aggregate principal sum of up to $2,000,000 pursuant to the terms of that certain Secured Convertible Promissory Note Purchase Agreement, dated as of the date hereof, by and between Datakey and the Lenders, those certain Promissory Notes (individually a “Note” and collectively the “Notes”) issued in connection therewith to each of the Lenders, and those certain Warrants to Purchase Common Stock of Datakey, granted to each of the Lenders (“Warrants”), each in the denominations set forth opposite each Lender’s name in Appendix A (the “Loans”).

B.            The Lenders desire to appoint the Collateral Agents as their agents to enter into a Security Agreement and Intellectual Property Security Agreement with Datakey in the forms attached hereto as Appendix B and Appendix C regarding the Lenders’ security interest in certain of the assets of Datakey (the “Security Agreements”) and to authorize the Collateral Agents to take the actions as set forth herein on behalf of the Lenders.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the covenants set forth herein, the Collateral Agents and each Lender hereby agree as follows:

1.             Appointment of Collateral Agents.  Each Lender hereby irrevocably appoints and authorizes the Collateral Agents, or either of them, with power to act one without the other, to act as his, her or its agent under the Security Agreements and to exercise such powers hereunder as are specifically designated hereby, and to take such other actions as may be reasonably incidental thereto.

In furtherance of the foregoing, and not in limitation thereof, the Collateral Agents are individually and together authorized to (a) collect both principal and interest payments due and payable on the Loans; (b) execute the Security Agreements; (c) be the nominal secured party on UCC-1 financing statements and such other documents reasonably necessary to perfect the security interest granted under the Security Agreements; and (d) hold and dispose of the Collateral under the Security Agreements.  Such appointment shall be revocable only by written action of the holders of not less than 70% of the outstanding principal amounts of the Loans terminating the current Collateral Agents and appointing a new Collateral Agent.  The Collateral Agents hereby accept such appointment.

2.             Transfer of Notes.  Each Lender hereby agrees not to transfer the Notes during the term of this Agreement, unless such transfer is made expressly subject to the provisions of this Agreement.

3.             Pro-Rata Payments and Forbearance.  Each Lender agrees not to accept payments with respect to the Loans other than on a basis which is pro rata among themselves in accordance with their interests as set forth in Appendix A.  In the event that one or more of the Lenders shall receive preferential payments of principal or interest of the Loans, the recipient Lender shall undertake to redistribute to the other Lenders any amounts of such payments as shall be necessary to maintain pro-rata payments to all Lenders with respect to the Loans.  Each Lender agrees not to initiate any action against Datakey to collect upon the Loans, it being agreed that all such collection actions shall be taken by the Collateral Agents.

4.             Collection Actions.  The Collateral Agents individually or together may communicate to Datakey demands for payment of the Loans and provide to Datakey notice of default on such Loans.  The Collateral Agents, however, may not take action to collect the Loans or foreclose upon the Collateral under the Security Agreement without the written authorization of the holders of more than 50% of the outstanding principal amounts of the Loans.  Such authorization may be obtained in one or more written documents specifying such authorizations signed by the Lenders or at a meeting of the Lenders.  Following an Event of Default under the Security Agreements, the Collateral Agents may call a meeting of the Lenders.  Upon the receipt by the Collateral Agents of a written request of one or more of the Lenders for a meeting of the Lenders, the Collateral Agents will call a meeting of the Lenders.

5.             Scope of Authority.  The Collateral Agents shall be permitted to take or refrain from taking such collection actions as the Collateral Agents either individually or jointly deem appropriate.  In furtherance of the foregoing, and not in limitation thereof, the Collateral Agents are authorized to enter into settlements and arrangements with Datakey and other creditors of Datakey, foreclose upon the Collateral and dispose of the Collateral in public or private sales.  The Collateral Agents may employ legal counsel, business advisors, appraisers, auctioneers and other professionals in connection with the performance of the Collateral Agents’ responsibilities hereunder.  Notwithstanding anything to the contrary in this Agreement, the Security Agreements, the Notes or the Warrants, the Collateral Agents may, with the prior written consent of the holders of at least 80% of the outstanding principal amounts of the Loans: (a) release any Collateral or agree to the release or modification of any of its rights or powers with respect to the Collateral or agree to or accept any other property in substitution for the Collateral; (b) release, modify or waive the liability of any person now or hereafter primarily or secondarily liable for the payment of any of the Obligations defined in the Security Agreements; (c) agree to any amendment, modification, renewal or extension of any of the Obligations, the Security Agreements or the Warrants; or (d) waive or release any claim against any existing or future obligor, guarantor or endorser of any of the Obligations.  No Lender shall commit any of the foregoing acts during the term hereof with respect to any Obligation owing to such Lender.

6.             Indemnification and Expenses.  Each Lender shall indemnify and hold each of the Collateral Agents harmless with respect to liabilities and expenses the Collateral Agents may incur in acting as the Agents for the Lenders.  Such indemnification and reimbursement shall be made ratably according to each Lender’s respective outstanding principal balance of the Loans.  The Collateral Agents may apply payments received from Datakey or from the disposition of the Collateral to satisfy the costs and expenses incurred by the Collateral Agents; provided, however, no such indemnification or reimbursement may be taken for any portion of liabilities or expenses resulting from the willful misconduct of a Collateral Agent.

7.             Character of Actions.  In acting hereunder, the Collateral Agents shall be deemed to be acting as agent for all of the Lenders including each Collateral Agent as a Lender.  Neither Collateral Agent shall be deemed a trustee, receiver or assignee of the assets of Datakey.

8.             Exculpation.  Neither of the Collateral Agents nor any of their employees, agents or attorneys shall be liable for any action taken or omitted to be taken hereunder in connection with this Agreement, the Security Agreements, the Notes or the Warrants unless caused by his, her, its or their willful misconduct.  Each Collateral Agent shall be entitled to rely upon advice of counsel with respect to legal matters, the advice of independent public accountants with respect to accounting matters and the advice of other experts with respect to matters which the Collateral Agent reasonably believes to be within such person’s professional or expert competence, and upon schedules, certificates, statements, reports, notices or other writings which the Collateral Agent reasonably believes to be genuine or to have been properly presented.  Neither of the Collateral Agents nor any of the Collateral Agents’ employees or agents shall (a) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability, of this Agreement, the Security Agreements, or any other instrument or document delivered in connection with the Loans; (b) be responsible for the validity, genuineness, effectiveness, existence or value of any Collateral; (c) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by Datakey of its obligations; or (d) in any event, be liable for any action taken or omitted by him or them in his or their role as Collateral Agents.  The agency hereby created shall in no way impair or alter any of the rights and powers of, or impose any duties or obligations upon, the Collateral Agents in their individual capacity as Lenders.  Each Collateral Agent shall have the same rights and powers hereunder as any other Lender in his individual capacity as Lender, and may exercise or refrain from exercising the same as though he were not a Collateral Agent.

9.             Credit Investigation.  Each Lender acknowledges that it has made such inquiries and taken such care on its own behalf in making its Loan to Datakey as would have been the case had the Loan been made by such Lender without the intervention of the Collateral Agents or any other Lender.  Each Lender agrees and acknowledges that the Collateral Agents make no representations or warranties about the creditworthiness of Datakey, or with respect to the legality, validity, sufficiency or enforceability of this Agreement, the Security Agreements, or any other instrument or document delivered in connection with the Loans.

10.           Non-Payments.  The Collateral Agents shall not be deemed to have knowledge of the occurrence of payments or non-payments by Datakey to the Lenders unless such Collateral Agent has received notice of such from a Lender or Datakey.  In the event that the Collateral Agent receives a notice of nonpayment, the Collateral Agent shall give prompt notice thereof to all of the Lenders.

11.           Obligation Several.  The obligations of each Lender hereunder are the several obligations of such Lender and neither any Lender nor the Collateral Agents shall be responsible for the obligations of any other Lender hereunder, nor will the failure by the Collateral Agents or any Lender to perform any of its obligations hereunder relieve the Collateral Agents or any other Lender from the performance of its respective obligations hereunder.

12.           Lender’s Reservation of Rights.  Each Lender hereby reserves any rights and/or claims it may now or hereafter claim to have against any other Lender with respect to the Loans or the Secured Obligations; provided, however, that such reservation shall not modify, affect or limit the exculpation of the Collateral Agents pursuant to Section 8 of this Agreement; and provided further that no such reservation shall modify, alter or abrogate each Lender’s obligation to comply with the terms of this Agreement.

13.           Resignation and Appointment of Successor Collateral Agents.  Either or both of the Collateral Agents may resign as such and shall be discharged from his duties and obligations in his capacity as Collateral Agent under this Agreement at any time upon giving notice of such resignation to Datakey and the Lenders specifying a date (no less than 30 calendar days after the giving of such notice) when such resignation shall take effect.  In the event of any resignation of a Collateral Agent, the remaining Collateral Agent shall act as the sole Collateral Agent hereunder.  In the event of a resignation by both Collateral Agents, the Lenders holding more than 50% of the outstanding principal balance of the Loans shall as promptly as practicable appoint a successor Collateral Agent.  If no successor Collateral Agent has both been appointed by the Lenders and accepted such appointment on or before the effective date specified in the resignation notice from the resigning Collateral Agents, then the resigning Collateral Agents, on behalf of the Lenders, may (but shall not be obligated to) appoint a successor Collateral Agent.  Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon be entitled to receive from the prior Collateral Agents such documents of transfer and assignment as such successor Collateral Agent may reasonably request.  Such successor Collateral Agent shall provide prompt written notice to Datakey of such appointment.

14.           Notices.  Any notice or other communication under this Agreement shall be in writing and mailed or delivered as follows:

(a)           to Mark Ravich as Collateral Agent at:

Mark Ravich

11300 Overlook Drive

Minnetonka, MN  55305

(b)           to Richard Broms as Collateral Agent at:

Richard Broms

4731 Wedgewood Drive

Minnetonka, MN  55345

(c)           and to any Lender at the address indicated in Appendix A.

Such addresses may be changed upon written notice to the Collateral Agents and all of the Lenders in compliance with this section.

All such notices, requests, demands and other communications shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex, electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

15.           No Agreement with respect to Datakey’s Equity Securities.  The purpose of this Agreement between the Lenders and the Collateral Agents is to provide for the coordinated administration of the Lenders’ interests under the Loans and the Security Agreements and the pro rata participation of the Lenders in any repayment of the Loans and in the collateral and any proceeds thereof.  The Lenders hereby expressly represent and acknowledge that there is no agreement among them to act together for the purpose of acquiring, holding or disposing of securities of Datakey.  The Lenders represent and acknowledge that they have no obligation or agreement with each other with respect to any equity securities or rights to acquire equity securities of Datakey.  Moreover, the relationship of the Lenders shall not be deemed a joint venture, partnership, association, group or other entity.

16.           Effective Execution Date and Counterparts.  This Agreement will be executed in counterparts prior to initial disbursement of the proceeds from the Loans to Datakey and shall become effective on the disbursement of such proceeds.  Additional Lenders may be added to this Agreement by execution of this Agreement in counterpart and by adding such Lenders to Appendix A hereto, up to the maximum Loan amount of $2,000,000.  The Collateral Agents will mail to each Lender a copy of this Agreement, including the appendices attached hereto after the final disbursement of the proceeds from the Loans.

17.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.  Each Lender submits to the jurisdiction of the courts of the State of Minnesota in connection with matters arising under this Agreement.

Collateral Agents’ Signature to Inter-Creditor Agreement

IN WITNESS WHEREOF, the Collateral Agents have executed this Inter-Creditor Agreement as of the date first above written.

COLLATERAL AGENTS

Mark Ravich

Richard Broms